EXHIBIT 10.1

Hallador Energy Corporation

10375 Park Meadows Drive

Suite 500

Lone Tree, Colorado 80124

May 28, 2025

Mr. Todd Telesz

Via email at TTelesz@comcast.net

Dear Mr. Telesz,

Hallador Energy Company (Company) is excited to conditionally offer you a full-time position working as the Chief Financial Officer, subject to and contingent upon you successfully completing our pre-hire screening, including but not limited to a background check which may include a drug screening, approval of the Hallador Energy Board of Directors and completion of reference checks satisfactory to the Company.  Your position will be based out of the Colorado Corporate Office, currently in Lone Tree, Colorado.  Your Eight Hundred Seventy Five Thousand Dollar ($875,000) target compensation will be based as follows:

●Annual Salary of Five Hundred Thousand Dollars ($500,000), with eligibility for benefits pursuant to the Company’s benefit plans.
●You will also be eligible to receive the following compensation, subject to your continued employment with Company on the date each payment is scheduled to be made or the date on which RSU’s are scheduled to vest, whichever the case may be:
oAnnual bonus target of One Hundred Seventy Five Thousand Dollars ($175,000), subject to bonus target metrics.
oYou will also receive a grant of Restricted Stock Units of HNRG (RSU’s) valued at Two Hundred Thousand Dollars ($200,000) per year, based on the volume weighted average trading price set by the Compensation Committee and/or its delegates.  Subject to Board of Directors’ ratification of the 2025 Executive Compensation Plan, two years’ worth of RSU grants valued at Four Hundred Thousand Dollars ($400,000) will be granted on or about your start date.  These grants will have a 3-year vesting period, with your grant occurring in 2025 and vesting equally on the anniversary of your start date in 2026, 2027 and 2028, subject to continued employment and the terms of your award agreement and the Company’s RSU plan.

Additionally, you will receive as a signing bonus:

●A one-time only signing bonus of One Hundred Thousand Dollars ($100,000) of, payable, at your election, in either RSUs of HNRG or a cash payment on your start date (expected to be June 23,

2025), subject to reimbursement by you if you voluntarily terminate your employment or are terminated by the Company for Cause (as defined in the award agreement and the RSU Plan) prior to the one-year anniversary of your start date.  If you elect to receive the signing bonus in RSUs of HNRG, the grant will vest on your start date, subject to your return of the restricted stock to the Company if you voluntarily terminate your employment or are terminated by the Company for Cause (as defined in the award agreement and the RSU Plan) prior to the one-year anniversary of your start date.  Please provide us with your election to receive the signing bonus as a cash payment or grant of RSUs prior to your start date.

We look forward to having you join the Hallador Energy Executive Team.  Should you have any questions or want to discuss any of the terms, please don’t hesitate to contact me, Elliott Batson or Ryan McManis.  Because of the highly confidential nature of this offer, we ask that you do not discuss this offer with anyone without providing us knowledge of your intent to do so, as any disclosure could trigger SEC reporting obligations on behalf of the Company.

Sincerely,

/S/BRENT K. BILSLAND

Brent Bilsland

ACKNOWLEDGED, ACCEPTED AND AGREED

_/s/TODD TELESZ

Todd Telesz

Date:  06/01/2025